Exhibit 10.3

January 17, 2019

Cameron Peters

Re: Retention Bonus Agreement

Dear Cameron,

We value your knowledge and contributions at Karyopharm Therapeutics Inc. (as used herein the “Company”). The Company wants you to remain committed and focused on continuing to deliver your goals and objectives. As an incentive for you to remain employed with the Company and help us drive our objectives, the Company is offering you two lump sum retention payments, subject to the terms and conditions of this letter agreement (the “Agreement”) listed below.

The periods from today through (i) June 30, 2019, and (ii) January 31, 2020 (collectively, the “Retention Dates” and each, a “Retention Date”) are each referred to herein as a “Retention Period.” You are eligible to receive two lump sum retention payments, as described below (collectively, the “Lump Sum Retention Payments” and each, a “Lump Sum Retention Payment”), provided you satisfy each of the eligible criteria listed below (the “Criteria”), as determined in the Company’s sole discretion.

1.	You continue to provide satisfactory performance of all assigned duties in a competent manner and comply with Company policies and procedures.

2.	You remain in compliance with this Agreement and with your Non-Disclosure and Inventions Assignment Agreement, dated January 16, 2018 (a copy of which we can provide at your request).

3.	You remain employed with the Company through each applicable Retention Date for the duration of the applicable Retention Period.

The Retention Dates and corresponding Lump Sum Retention Payments are detailed below:

Retention Dates	Lump Sum Retention Payments
June 30, 2019	$13,500
January 31, 2020	$13,500

If eligible, each Lump Sum Retention Payment, less all applicable taxes and withholdings, will be payable to you as soon as practicable following the applicable Retention Date, but in any event within thirty days following such Retention Date.

This Agreement does not alter the status of your at-will employment relationship with the Company and does not in any way interfere with your right or the Company’s right to terminate your employment at any time, with or without cause or advance notice. All other terms and conditions regarding your employment with Karyopharm remain subject to your offer letter dated December 19, 2017.

This Agreement forms the complete and exclusive statement of terms between you and the Company relating to your eligibility to receive the Lump Sum Retention Payments, supersedes any other offers, agreements or promises made to you by anyone, whether oral or written, on this subject, and cannot be modified or amended except in a writing signed by an officer of the Company.

If you agree to the retention terms provided herein, you have until January 18, 2019 to sign and return one original of this document to David Cicerone.

Sincerely,

/s/ Christopher Primiano
Christopher Primiano
EVP, Chief Business Officer, General Counsel and Secretary

I acknowledge that I have read, understand and agree with the terms set forth herein:

/s/ Cameron Peters	January 17, 2019
Cameron Peters	Date